August 5, 2005

Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for the periods ended March 31, 2005 and 2004 and June 30, 2005 and 2004, as indicated in our report dated August 5, 2005.  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 33-58048, 33-89778, and 333-69949 of Form S-8 and in Registration No. 333-86325 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Houston, Texas